Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Talos Energy Inc. Long Term Incentive Plan of our report dated March 14, 2018 with respect to the consolidated financial statements of Talos Energy LLC included in Talos Energy Inc.’s Current Report on Form 8-K dated May 18, 2018 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

May 18, 2018